EXHIBIT 10.21
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                     ASK JEEVES COBRANDING PROGRAM AGREEMENT

This Co-Branding Agreement (the"Agreement") sets forth terms under which Ask Jeeves will provide the co-branding partner below with an opportunity to place an Ask Jeeves logo link on the partner's site allowing visitors to link to a co-branded version of Ask Jeeves' Kids, Family, or general consumer site. The partner will provide a graphic banner file conforming to Ask Jeeves' layout specifications and select from a palette of co-branded site layout options outlined on the attached materials (the "Layout Specification") and Ask Jeeves would create and host the co-branded site based on partner's selections.

                 Heartsoft, Inc. ("Partner")    Ask Jeeves, Inc. ("Ask Jeeves")
---------------------------------------         918 Parker Street
Address:   3101 Hemlock Circle                  Berkeley, CA 94710
         ------------------------------         Print Name:     Ron Grubel
                Broken Arrow, OK 74102                     ---------------------
---------------------------------------         Signature:  /s/ Ron Grubel
Print Name:      Benjamin P. Shell                         ---------------------
           ----------------------------              Revenue share:
Signature:   /s/ Benjamin P. Shell
           ----------------------------
Site: http://www.internet-safari.com
      ---------------------------------
               (the "PARTNER SITE")

                      Ask Jeeves Service to be co-branded:

     |_|  Ask Jeeves     |X|  Ask Jeeves for Kids     |_|  Ask Jeeves Family


1. CO-BRANDED SERVICE

  1.1 DEVELOPMENT. Partner will deliver to Ask Jeeves a graphic file of Partner's logo conforming to the Layout Specification (the "PARTNER LOGO"). Ask Jeeves has the right to approve any partner Logo for appropriateness on the Co-Branded Service, and Partner will revise the Partner Logo as reasonably requested by Ask Jeeves. Following receipt of an acceptable Partner Logo, Ask Jeeves will implement a co-branded version of the Ask Jeeves Service checked above (the "Co- Branded Service"). Partner agrees to render such assistance as Ask Jeeves may reasonably request for the creation of the Co-Branded Service.

  1.2 CONTENT. The Co-Branded Service will have the same presentation and Ask Jeeves content as the then-current version of the Ask Jeeves site checked above. Ask Jeeves reserves the right to modify or update the content and presentation of both the Ask Jeeves sites and the Co-Branded Service.

2. BRANDED SITE HOSTING. Ask Jeeves will host the Co-Branded Service. Partner will maintain a link or links from the Partner Site to the Co-Branded Service, the graphic for which will be one of the Ask Jeeves logos specified in the Layout Specification (an "ASK JEEVES LOGO"). Partner may elect to use a different Ask Jeeves Logo from the Layout Specifications at its discretion.

3. ADVERTISING. Ask Jeeves will be solely responsible for obtaining and placing banner advertisements on the Co-Branded Service.

4. NET CO-BRANDED REVENUES. Net Co- Branded Revenues will be calculated by multiplying the total impressions served to users of the Co-Branded Service over a given quarter times the applicable Ask Jeeves Average Net CPM. Average Net CPM will be calculated by Ask Jeeves as follows: total

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banner advertising Net Revenue for that applicable Ask Jeeves Service checked above (AJ Kids, AJ Family or AJ General) over a quarter divided by the total number of 468x60 pixel banner impressions on that service during that time period. "Net Revenues" means all amounts actually received by Ask Jeeves less twenty-five percent for costs of sale and any credits, refunds, rebates, costs of collection, and any taxes (other than net income tax) relating to the revenue and excluding barter transactions.

5. REVENUE SPLIT. Ask Jeeves will pay Partner the percentage of Net Co-Branded Revenues from advertising banners on the Co- Branded Service set forth above. For example, assume that the Co-Branded Service uses the AJ Kids service and serves 10 million banner ads in a given quarter. Furthermore, assume that for that AJ Kids Service, Ask Jeeves received $1 million in net ad revenue and served 100 million banner impressions during that period. The applicable Average Net CPM for AJ Kids would then be $10.00. Partner would receive a revenue share payment equal to (10 million)x ($10.00/1,000)x(% revenue share).

6. PAYMENT. Ask Jeeves will pay Partner any amounts due within sixty days of the end of the calendar quarter in which the revenues are received by Ask Jeeves. If Ask Jeeves owes Partner less than $100 when payment is due, Ask Jeeves may retain sums due until such time as there is at least $100 due.

7. TERM AND TERMINATION. This Agreement remains in effect until terminated. Either party may terminate this Agreement at any time, for any reason including convenience, by giving the other party thirty (30) days written notice. Following termination, Sections 8, 9, 10, 11, 13, and 14 will survive. Section 4 will survive with respect to payments earned prior to termination.

8. LICENSES. Partner grants Ask Jeeves a worldwide, non-exclusive right to place the Partner Logo (including any marks included in the Partner Logo) on the Co-Branded Service; including, without limitation, the right to make derivative works of the Partner Logo solely to the extent that the Co-Branded Service may be considered such. Partner agrees to indemnify, defend and hold Ask Jeeves harmless from and against any liabilities arising from the provision of the Partner Logo to Ask Jeeves. Ask Jeeves grants Partner a worldwide, non-exclusive, non-transferable right to place one of the Ask Jeeves Logos on the partner Site solely for the purposes of linking to the Co-Branded Service.

9. OWNERSHIP. Partner owns, and will retain ownership of, the Partner Logo. Ask Jeeves owns, and will retain ownership of, the Ask Jeeves Logo, Layout Specification, and all elements of the Ask Jeeves sites, including the Co-Branded Service (except the Partner Logo itself).

10. WARRANTY DISCLAIMER. ASK JEEVES EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND OR NATURE, WHETHER EXPRESS, IMPLIED OR STATUTORY, RELATING TO THE CREATION AND HOSTING OF THE CO- BRANDED SERVICE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON- INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ASK JEEVES DOES NOT WARRANT OR REPRESENT THAT THE CO-BRANDED SERVICE WILL BE FREE FROM BUGS OR THAT THE USE OF SUCH WILL BE UNINTERRUPTED OR
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ERROR-FREE, OR MAKE ANY OTHER REPRESENTATIONS REGARDING THE USE, OR THE RESULTS
OF THE USE, OF THE CO-BRANDED SERVICE IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE.

11. LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOST PROFITS, OR ANY INDIRECT, SPECIAL INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL ASK JEEVES' LIABILITY TO PARTNER FOR DEVELOPMENT SERVICES EXCEED THE AMOUNT PAID BY ASK JEEVES TO PARTNER IN THE LAST TWELVE (12) MONTHS. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THIS LIMIT. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS SECTION IS AN ESSENTIAL ELEMENT OF THE AGREEMENT AND THAT IN ITS ABSENCE, THE ECONOMIC TERMS OF THIS AGREEMENT WOULD BE SUBSTANTIALLY DIFFERENT.

12. PRESS RELEASE. The parties agree to work together to issue a mutually agreeable press release about the Co-Branded Service, which may be included in a collective press release about Ask Jeeves' partners in the co-branding program.

13. CONFIDENTIALITY. In the course of performing this Agreement, the parties hereto may disclose to each other information identified as confidential at the time of disclosure ("Confidential Information"), including information about their technology and businesses. The terms of this Agreement are Confidential Information of Ask Jeeves. All Confidential Information will remain the sole property of the disclosing party, and the receiving party will have no interest in or rights with respect thereto except as expressly set forth in this Agreement. Each party agrees to maintain all Confidential Information of the other party in confidence and further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such information. This restriction on disclosure will not apply with respect to any information which (a) becomes generally known or publicly available through no act or failure to act on the part of the receiving party; (b) is known by the receiving party at the time of receiving the information as evidenced by its records; or (c) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure. A party may disclose Confidential Information under court order if it (x) gives the disclosing party notice promptly after receiving the order, and (y) notifies the court of the confidential nature of the information. This section 13 will survive any termination of the Agreement for a period of five (5) years.

14. MISCELLANEOUS. Each party hereto is an independent contractor of the other and neither is an employee, agent, partner or joint venturer of the other. Neither party shall make any commitment, by contract or otherwise, binding upon the other or represent that it has any authority to do so. This Agreement is not assignable or transferable by Partner without prior written consent of Ask Jeeves and any attempt to do so shall be void. Any notice, report, approval of consent required or permitted under this Agreement shall be in writing to the address specified above. Any waiver by either party of any
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breach of this Agreement, whether express or implied, shall not constitute a waiver of any other subsequent breach. No provision of the Agreement will be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving party. If any provision of this Agreement is adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Any suit or proceeding arising out of or relating to the Agreement shall be commended in a federal court in the Northern District of California or in the state court in Alameda County, California, and each party irrevocably submits to the jurisdiction and venue of such courts. Any waiver or amendments shall be effective only if made in writing signed by a representative of the respective parties authorized to bind the parties. Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties, and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement

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